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                         CERTIFICATE OF INCORPORATION
                                      OF
                          METTLER-TOLEDO HOLDING INC.

     The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

     FIRST: The name of the Corporation is

                          METTLER-TOLEDO HOLDING INC.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Dollar ($1.00).

     FIFTH: The name and mailing address of the incorporator is Christine J. Smith, AEA Investors Inc., 65 East 55th Street, New York, New York 10022.

     SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

     SEVENTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

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     EIGHTH: To the fullest extent permitted by the Delaware General Corporation
Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

     IN WITNESS WHEREOF, I have signed this Certificate this 16th day of July, 1996.

                                       /s/ Christine J. Smith
                                       Christine J. Smith

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